EXHIBIT 17

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 21, 2020, by and among MacAndrews & Forbes Group LLC, a Delaware limited liability company (the “Seller”) and RCH Holdings Five, Inc., a Delaware corporation (the “Purchaser”).
WITNESSETH:
Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the number of shares of Class A common stock of Revlon, Inc. as set forth opposite Seller’s name on Exhibit A attached hereto (the “Stock”) pursuant to the terms of this Agreement, and the parties hereby agree as follows:
1. Purchase and Sale of Stock.
1.1 Sale of Stock.  Purchaser hereby purchases the amount of Stock from Seller set forth opposite Seller’s name on Exhibit A, in exchange for the purchase price set forth opposite Seller’s name on Exhibit A, of which the amount to be paid in cash and the amount to be paid pursuant to Purchaser’s Promissory Note dated as of even date herewith is set forth opposite Seller’s name on Exhibit A (the receipt of such Notes is hereby acknowledged by Seller).
1.2 Stock Certificates.  Concurrently with the execution and delivery of this Agreement, or as soon thereafter as is reasonably practicable (but in any event on or before December 30, 2020), (i) Seller shall deliver to Purchaser a certificate or certificates representing the Stock sold by Seller which is held in physical form, together with a stock power or powers relating thereto duly endorsed in blank, or (ii) with respect to Stock held by one or more brokers through DTC for Seller’s account, Seller shall notify such broker(s) of the sale of the Stock hereunder. In each case the Stock sold shall be free and clear of all liens and encumbrances.
2. Representations of Seller.  Seller hereby represents and warrants to Purchaser that:
2.1 Organization, Good Standing.   Seller is a limited liability company in good standing under the laws of Delaware.
2.2 Authorization.  All action on the part of Seller necessary for the execution, delivery and performance of this Agreement by Seller has been duly taken. The execution, delivery and performance of this Agreement does not violate any law or contractual restriction binding on or affecting Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.
2.3 Title to Stock.  Seller owns the Stock being sold by it free and clear of all security interests and any other liens and encumbrances.
3. Representations of Purchaser.  Purchaser hereby represents and warrants to Seller that all action on the part of Purchaser necessary for the execution, delivery and performance of this Agreement by Purchaser has been duly taken. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement does not violate any law or contractual restriction binding on or affecting the Purchaser.
4. Indemnification.
4.1 Indemnification by Seller.  The Seller individually hereby severally indemnifies and holds Purchaser harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorney’s fees and disbursements (the “Damages”), which Purchaser may suffer, incur or become subject to arising out of, based upon or otherwise in respect of any inaccuracy in or breach of any representation or warranty of Seller made in or pursuant to this Agreement.
4.2 Indemnification by Purchaser.  Purchaser hereby indemnifies and holds Seller harmless against and in respect of any and all Damages which Seller may suffer, incur or become subject to arising out of, based upon or otherwise in respect of any inaccuracy in or breach of any representation or warranty of Purchaser made in or pursuant to this Agreement.
5. Miscellaneous.
5.1 Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto; provided, however, that neither party may assign any of its obligations hereunder without the consent of the other party.
5.2 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
5.3 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party.
5.4 Governing Law.  This Agreement shall be governed by the laws of the State of New York, excluding choice of law rules.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
PURCHASER:

RCH Holdings Five, Inc.

By:  /s/ Jeffrey A. Brodsky
Name:  Jeffrey A Brodsky
Title:  Executive Vice President and Chief Financial Officer

SELLER:

MacAndrews & Forbes Group LLC

By:  /s/ Jeffrey A. Brodsky
Name:  Jeffrey A. Brodsky
Title:  Authorized Officer

EXHIBIT A
Entity	Number of Shares Sold	Purchase Price	Amount to be Paid in Cash	Amount of Purchaser’s Promissory Note
MacAndrews & Forbes Group LLC	2,706,933	$26,478,993	$3,971,849	$22,507,144